UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]	Preliminary Proxy Statement

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[X]	Definitive Proxy Statement

[_]	Definitive Additional Materials

[_]	Soliciting Material Pursuant to (S) 240.14a-12

CATALYTICA ENERGY SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders

to be held on June 6, 2003

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders (the “2003 Annual Meeting”) of Catalytica Energy Systems, Inc., a Delaware corporation (the “Company” or “Catalytica Energy”), will be held on June 6, 2003, at 10:00 a.m., local time, at Catalytica Energy Systems, Inc., 1388 North Tech Boulevard, Gilbert, Arizona 85233 for the following purposes:

1.	To elect three Class III Directors of the Company, each to serve a three-year term.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent accountants for the 2003 fiscal year.

3.	To transact such other business as may properly come before the 2003 Annual Meeting or any postponement(s) or adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders.

Only stockholders of record at the close of business on April 14, 2003 are entitled to notice of and to vote at the 2003 Annual Meeting.

All stockholders are cordially invited to attend the 2003 Annual Meeting in person. However, to assure your representation at the 2003 Annual Meeting, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the envelope enclosed for that purpose. Any stockholder attending the 2003 Annual Meeting may vote in person even if he or she has previously returned a Proxy.

Sincerely,

Michael J. Murry

President, Chief Executive Officer and Director

Gilbert, Arizona

April 30, 2003

PROXY STATEMENT

2003 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of Catalytica Energy Systems, Inc. (the “Company” or “Catalytica Energy”) for the 2003 Annual Meeting of Stockholders (the “2003 Annual Meeting”) to be held on June 6, 2003, at 10:00 a.m., local time, at Catalytica Energy Systems, Inc., 1388 North Tech Boulevard, Gilbert, Arizona 85233, or any postponement(s) or adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Company’s principal executive offices are located at 1388 North Tech Boulevard, Gilbert, Arizona 85233 and its telephone number is (480) 556-5555.

These Proxy solicitation materials and the Annual Report for the year ended December 31, 2002 are expected to be mailed on or about April 30, 2003 to all stockholders entitled to vote at the 2003 Annual Meeting.

Record Date and Outstanding Shares

Only stockholders of record at the close of business on April 14, 2003 (the “Record Date”) are entitled to receive notice of and to vote at the 2003 Annual Meeting. The outstanding voting securities of the Company as of April 14, 2003 consisted of 17,617,635 shares of common stock. For information regarding holders of more than 5% of the outstanding common stock of the Company, see “Proposal No. 1—Election of Directors—Security Ownership of Principal Stockholders and Management.”

Revocability of Proxies

The enclosed Proxy is revocable at any time before its use by delivering to the Company a written notice of revocation or a duly executed Proxy bearing a later date. If a person who has executed and returned a Proxy is present at the 2003 Annual Meeting and wishes to vote in person, he or she may elect to do so and thereby suspend the power of the Proxy holders to vote his or her Proxy.

Voting and Solicitation

Except as provided below, every stockholder of record on the Record Date is entitled, for each share held, to one vote on each proposal or item that comes before the 2003 Annual Meeting. In the election of Directors, each stockholder will be entitled to vote for each nominee, and the nominees receiving the greatest number of votes will be elected.

The cost of this solicitation will be borne by the Company. The Company may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation material to beneficial owners. Proxies may be solicited by certain of the Company’s Directors, officers and employees, without additional compensation, personally or by telephone, telegram, letter, electronic mail or facsimile.

Quorum; Abstentions; Broker Non-Votes

The required quorum for the transaction of business at the 2003 Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date, which number is 8,808,818 shares of common stock present or represented by Proxy at the 2003 Annual Meeting. Shares that are voted “FOR,” “AGAINST” or “ABSTAINED” on a matter are treated as being present at the 2003 Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the 2003 Annual Meeting with respect to such matter (the “Votes Cast”).

Abstentions will be counted for purposes of determining both (i) the presence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of Directors). Accordingly, in cases other than the election of Directors, abstentions will have the same effect as a vote against the proposal.

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of broker non-votes, the Company believes that broker non-votes should be counted for purposes of determining the presence of a quorum for the transaction of business, but that broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. In the absence of controlling precedent to the contrary, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will not affect the outcome of the voting on any proposal described in this Proxy Statement.

Delivery of Documents to Stockholders Sharing an Address

Certain stockholders who share an address are being delivered only one copy of this Proxy Statement and the Company’s 2002 Annual Report on Form 10-K unless the Company or one of its mailing agents has received contrary instructions.

Upon the written or oral request of a stockholder at a shared address to which a single copy of the Company’s Proxy Statement and 2002 Annual Report on Form 10-K was delivered, the Company will promptly deliver a separate copy of such documents to such stockholder. Written requests should be made to Catalytica Energy Systems, Inc., Attention: Investor Relations, 430 Ferguson Drive, Mountain View, California, 94043, and oral requests may be made by calling Megan Meloni of the Company at (650) 960-3000. In addition, if such a stockholder wishes to receive a separate copy of the Company’s Proxy Statement and Annual Report in the future, such stockholder should notify the Company either in writing addressed to the address above or by calling the telephone number above.

Stockholders sharing an address who are receiving multiple copies of the Company’s Proxy Statements and Annual Reports may request delivery of a single copy of the Company’s Proxy Statements and Annual Reports by writing to the address above or calling the telephone number above.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2004 Annual Meeting of Stockholders must be received by the Company no later than January 1, 2004 in order that they may be considered for inclusion in the Proxy statement and form of Proxy relating to that meeting.

Pursuant to the Company’s Bylaws, stockholders who wish to bring matters or propose nominees for the Company’s Board of Directors at the Company’s 2004 Annual Meeting of Stockholders, but who do not intend to include such matters or nominee proposals in the Company’s Proxy statement relating to that meeting, must provide specified information in writing to the secretary of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the 2003 Annual Meeting. Stockholder proposals received by us after these dates will be considered untimely.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Directors and Nominees for Director

Our certificate of incorporation provides that our Board of Directors be divided into three classes of Directors, each of whom will serve staggered three-year terms or until his or her successor has been duly appointed or elected and qualified. Following the 2003 Annual Meeting, at which three Class III Directors are to be elected, the Board will be comprised of eight persons. Each Director elected at the 2003 Annual Meeting will serve until his or her term expires at the Annual Meeting of Stockholders in 2006, or until his or her successor has been duly appointed or elected and qualified.

The nominees up for re-election at our 2003 Annual Meeting are Frederick M. O’Such and John A. Urquhart. Michael J. Murry, our President and Chief Executive Officer, was appointed to the Board of Directors in January 2003 upon the commencement of his employment with the Company. Mr. Murry is a nominee for election as a Class III Director at our 2003 Annual Meeting.

The nominees have agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve. In the event a nominee is unable or declines to serve as a Director at the time of the 2003 Annual Meeting, the Proxies will be voted for any nominee who may be designated by our present Board of Directors to fill the vacancy. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them FOR the nominees named below.

Vote Required

If a quorum is present or represented by Proxy at the 2003 Annual Meeting, the nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected to the Board of Directors. Votes withheld from any Director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the 2003 Annual Meeting. See “Quorum; Abstentions; Broker Non-Votes.”

Director Resignations

Craig N. Kitchen and Ernest Mario have tendered their resignations from the Company’s Board of Directors effective June 5, 2003. The Board of Directors has approved a resolution accepting these resignations and reducing the size of the Board of Directors from ten members to eight members simultaneous with the effective date of these resignations.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE CLASS III NOMINEES LISTED BELOW.

The names of and certain information about the nominees and continuing Directors are set forth below:

Director/Director Nominee	Age	Position with the Company	Director Since
Continuing Class I Directors
Peter Cartwright	73	Director	2001
William B. Ellis(2)	62	Director	1995
Susan F. Tierney	51	Director	2001

Continuing Class II Directors
Howard I. Hoffen(1)(2)	39	Director	2000
Ricardo B. Levy	58	Chairman of the Board, Director	1995

Nominees for Class III Directors
Michael J. Murry	52	President and Chief Executive Officer, Director	2003
Frederick M. O’Such	65	Director	1995
John A. Urquhart(1)(2)	74	Director	1997

(1)	Member of the Compensation Committee. Mr. Urquhart has been appointed as a member of the Compensation Committee effective June 6, 2003 to fill the vacancy created upon the resignation of Ernest Mario.
(2)	Member of the Audit Committee.

Peter Cartwright joined our Board of Directors in December 2001. Mr. Cartwright currently serves as Chairman, President and Chief Executive Officer of Calpine Corporation, a developer, owner and operator of power plants, which he founded in 1984. From 1979 to 1984, Mr. Cartwright was Vice President and General Manager of Gibbs & Hill, Inc.’s Western Regional Office. From 1960 to 1979, Mr. Cartwright worked for General Electric Corporation’s Nuclear Energy Division. Mr. Cartwright obtained a M.S. in civil engineering from Columbia University and a B.S. in geological engineering from Princeton University.

William B. Ellis, Ph.D. joined our Board of Directors in September 1995. Dr. Ellis has been a Senior Fellow of the Yale University School of Forestry and Environmental Studies since May 1995. Dr. Ellis retired as Chairman of Northeast Utilities in 1995, where he also served as Chief Executive Officer from 1983 to 1993. Dr. Ellis joined Northeast Utilities in 1976 as its Chief Financial Officer. Dr. Ellis was a consultant with McKinsey & Co. from 1969 to 1976 and was a principal in that firm from 1975 to 1976. Dr. Ellis serves on the Board of Directors of the Massachusetts Mutual Life Insurance Company and on the Pew Center on Global Climate Change. He has a Ph.D. in chemical engineering from the University of Maryland.

Howard I. Hoffen joined our Board of Directors in September 2000. Mr. Hoffen is currently the Chairman and Chief Executive Officer of Morgan Stanley Private Equity, and has been a Managing Director of Morgan Stanley & Co. Incorporated since 1997. He joined Morgan Stanley & Co. Incorporated in 1985 and Morgan Stanley Private Equity in 1986. Mr. Hoffen also serves on the Board of Directors of Choice One Communications, Inc. and several privately held companies. Mr. Hoffen has a B.S. from Columbia University and a M.B.A. from the Harvard Business School.

Ricardo B. Levy, Ph.D. joined our Board of Directors in June 1995 as Chairman of the Board. Dr. Levy served as our Interim President and Chief Executive Officer from June 1, 2002 to December 31, 2002. He was a founder of Catalytica, Inc. and was a Director of Catalytica, Inc. from 1974 to December 2000. He served as Chief Operating Officer of Catalytica, Inc. from its inception in 1974 until August 1991. He served as President and Chief Executive Officer of Catalytica, Inc. from August 1991 until December 2000. Before founding Catalytica, Inc., Dr. Levy was a founding member of Exxon’s chemical physics research team. Dr. Levy also serves on the Board of Directors of the public companies Pharmacopeia, Inc. and StemCells, Inc. Dr. Levy has a M.S. from Princeton University and a Ph.D. in chemical engineering from Stanford University. Dr. Levy is an alumnus of Princeton and Harvard University’s Executive Management Program.

Frederick M. O’Such joined our Board of Directors in November 1995. Mr. O’Such has been a private investor since 2001. From 1986 until 2001, Mr. O’Such served as President and Chief Executive Officer of Xertex Capital, a financial services company. From 1981 to 1986, Mr. O’Such served as Chief Executive Officer of Xertex Corporation. From 1970 to 1981, Mr. O’Such served as Group President and Vice President, Corporate Development of Envirotech Corporation. He served as Group Vice President of Gulton Industries, Inc. from 1963 to 1970. Mr. O’Such is a member of several Boards of Directors, including Herrick-Pacific Corporation. Mr. O’Such holds a B.S. in chemical engineering from Lehigh University and a M.B.A. from Harvard University.

Susan F. Tierney, Ph.D. joined our Board of Directors in December 2001. Dr. Tierney is currently a Senior Vice President of Lexecon Inc., an economics consulting firm. Dr. Tierney is Chairman of the Board of Directors of The Energy Foundation and the Energy Innovations Institute, non-profit organizations. Additionally, she is a Director of the following non-profit organizations: Electric Power Research Institute, Clean Air-Cool Planet, and the Northeast States Clean Air Foundation. Before joining Lexecon Inc. (and its predecessor company, the Economics Resource Group) in November 1995, Dr. Tierney served in senior positions in federal and state government from 1983 until 1995, most recently as assistant secretary for policy at the U.S. Department of Energy. Previously, she was an assistant professor at the University of California, Irvine from 1978 until 1982. Dr. Tierney has a Ph.D. in public policy and planning, a Masters degree in regional planning from Cornell University, and a Bachelor’s degree from Scripps College.

John A. Urquhart joined our Board of Directors in April 1997. Mr. Urquhart has been a private investor and consultant since May 2001. He served as a Senior Advisor to the Chairman of Enron Corporation, an energy, commodities and services company, from 1998 until May 2001, and also served as the Vice Chairman of Enron from 1990 to 1998. Prior to 1990, he served as the Senior Vice President/Executive Vice President of industrial and power systems at General Electric. In addition, he served five years as a committee member on the board of the U.S. Council for Energy Awareness. Mr. Urquhart serves on a number of other Boards of Directors, including those of the following public companies: TECO Energy, Inc. and Tampa Electric Co. Mr. Urquhart holds a B.S. in engineering from the Virginia Polytechnic Institute.

Michael J. Murry has served as our President, Chief Executive Officer and as a Director since January 2003. Prior to joining the Company, Mr. Murry had held executive positions at Ballard Power Systems, a company focused on developing and bringing to market PEM fuel cell systems, since October 2000. He first served as Chief Operating Officer of Ballard Generation Systems and, most recently, served as Vice President and General Manager of Ballard’s Power Generation Division. Prior to his tenure at Ballard, Mr. Murry was Vice President of Marketing with the American Natural Soda Ash Corporation, a position he held since 1996. From 1981 to 1996, Mr. Murry held positions with the Dow Chemical Company in sales, marketing, product development and business operations. Prior to joining Dow, he worked for Standard Oil of Ohio and The Upjohn Company. Mr. Murry has a Bachelor’s degree and a Master’s degree in chemical engineering from Michigan State University, and a M.B.A. from the Wharton Graduate School at the University of Pennsylvania.

Executive Officers of the Company

	Age	Position with the Company
Patrick T. Conroy	57	Senior Vice President, Product Management
Ralph A. Dalla Betta	58	Vice President, Chief Technology Officer
Dominic M. Geraghty	56	Senior Vice President, Corporate Development
Michael J. Murry	52	President and Chief Executive Officer
Robert W. Zack	40	Vice President, Chief Financial Officer

Patrick T. Conroy served as our Senior Vice President, Product Management from September 1998 to April 2003. Mr. Conroy has resigned from the Company effective April 30, 2003. From October 1997 to December 2002, Mr. Conroy served as President and Chief Executive Officer of GENXON Power Systems, LLC, a joint venture in which the Company was a 50% participant. From 1971 until February 1997, Westinghouse Electric Corporation employed Mr. Conroy in its nuclear energy and power generation businesses. Positions during his tenure at Westinghouse included four years as Operations Manager of the nuclear service business and six years as General Manager of the power generation service business. He was also the senior sales executive for the Westinghouse power generation business in Europe, the Middle East and Africa and president of a joint venture with Rolls Royce Industrial Power. Mr. Conroy holds a B.S. in marine engineering from the U.S. Merchant Marine Academy (Kings Point) and has completed graduate work in business administration at Widener University.

Ralph A. Dalla Betta, Ph.D. has served as our Vice President and Chief Technology Officer since June 1995. From 1976 until the spin-off of Catalytica Energy Systems, Inc. in December 2000, Dr. Dalla Betta was employed by Catalytica, Inc., most recently as Chief Scientist. Prior to joining Catalytica, Inc., Dr. Dalla Betta was a Senior

Scientist at the Ford Motor Company. He has authored over 40 scientific papers, holds 12 patents and is co-author of one book. He holds a B.S. degree from the Colorado College and a Ph.D. in physical chemistry from Stanford University.

Dominic M. Geraghty has served as our Senior Vice President, Corporate Development since April 2002. Prior to joining the Company, Dr. Geraghty was co-founder of Enerwise Global Technologies, an enterprise energy management solutions provider, and served as its Senior Vice President of Corporate Development from 2001 to 2002. Dr. Geraghty founded grid2plug.com, an e-commerce company focused on developing premium power solutions for the power generation industry, in 1999 and served as its President through 2000. From 1996 to 1999, Dr. Geraghty provided consulting services to utilities, energy service providers, early-stage companies and venture capital funds in the energy sector. Previously, Dr. Geraghty held senior management positions with various other companies in the energy industry, including a tenure from 1990 to 1993 as General Partner of Utech, a venture capital fund focused on energy-related transactions, and a tenure at the Electric Power Research Institute (EPRI) from 1977 to 1990, where he was responsible for corporate planning and research and development management. Dr. Geraghty holds B.E. and Ph.D. degrees in chemical engineering from University College in Dublin, Ireland, and a M.B.A. from the University of Santa Clara.

Michael J. Murry has served as our President, Chief Executive Officer and as a Director since January 2003. For additional information regarding Mr. Murry’s education and employment background please see the biography listed under the preceding section of Director biographies.

Robert W. Zack has served as our Vice President and Chief Financial Officer since April 2003. Prior to that, he served as our Vice President and Controller since February 2002. Before joining us, Mr. Zack served as Group Vice President of Finance for MicroAge, Inc, a reseller and distributor of computers, from February 1999 to January 2002. From 1995 to 1999, he served as the Chief Financial Officer of NIENEX, a computer manufacturer. In addition to the above, Mr. Zack has held various executive and financial management roles at Active Noise and Vibration Technologies, Pinnacle West Capital Corporation and Arthur Andersen L.L.P. Mr. Zack earned his B.S. in accounting and a M.B.A. from Arizona State University and is also a certified public accountant.

There are no family relationships between any of the Directors or Executive Officers of the Company.

Security Ownership of Principal Stockholders and Management

The following table sets forth, as of March 31, 2003, certain information with respect to the beneficial ownership of the Company’s common stock by (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of the Company’s common stock, (ii) each Director or nominee for Director of the Company, (iii) each of the Company’s Named Executive Officers listed in the Summary Compensation Table, and (iv) all current Executive Officers and Directors as a group. Beneficial ownership is calculated based on SEC requirements. All shares of common stock subject to options currently exercisable or exercisable within 60 days after March 31, 2003 are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, each stockholder named in the table has sole or shared voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Unless otherwise indicated in the table, the address of each party listed in the table is Catalytica Energy Systems, Inc., 1388 North Tech Boulevard, Gilbert, Arizona 85233.

	Shares of Common Stock Beneficially Owned
Name of Person or Identity of Group	Number	Percentage Ownership(1)
Morgan Stanley Capital Partners III, L.P.(2)	3,386,748	19.22%
c/o Howard Hoffen
1221 Avenue of the Americas
New York, New York 10020

The Baupost Group, L.L.C.(3)	2,079,500	11.80%
10 St. James Ave., Ste. 2000
Boston, Massachusetts 02116

Farallon Partners, L.L.C.(4)	1,299,109	7.37%
One Maritime Plaza, Suite 1325
San Francisco, California 94111

Farallon Capital Management, L.L.C.(5)	981,229	5.57%
One Maritime Plaza, Suite 1325
San Francisco, California 94111

Ricardo B. Levy(6)	304,531	1.72%
Ralph A. Dalla Betta(7)	237,112	1.33%
Craig N. Kitchen(8)	142,777	*
Ernest Mario(9)	137,476	*
Dennis S. Riebe(10)	112,865	*
Patrick T. Conroy(11)	79,171	*
Frederick M. O’Such(12)	48,767	*
John A. Urquhart(13)	45,333	*
William B. Ellis(14)	45,333	*
Dominic M. Geraghty(15)	28,198	*
Howard I. Hoffen(16)	25,083	*
Susan F. Tierney(17)	15,833	*
Michael J. Murry	1,000	*
Peter Cartwright(18)	—	*
All current executive officers and Directors as a group (14 persons)(19)	1,223,479	6.66%

*	Less than 1%

(1)	Based on 17,617,635 shares of common stock outstanding as of March 31, 2003.

(2)	Mr. Hoffen is a Managing Director of Morgan Stanley & Co. and a Director of the Company. Mr. Hoffen disclaims beneficial ownership of all shares owned by Morgan Stanley Capital Partners III, L.P., except to the extent of his ownership in Morgan Stanley Capital Partners III, L.P.

(3)	Based on information as of December 31, 2002 as set forth in Schedule 13G/A filed on February 13, 2003.

(4)	Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P. and Tinicum Partners, L.P. (collectively, the “Farallon Partnerships”), directly hold, in aggregate, the 1,299,109 shares listed above. As the general partner of each of the Farallon Partnerships, Farallon Partners, L.L.C. (“FPLLC”), may, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), be deemed to own beneficially the shares held by the Farallon Partnerships. As the managing members of FPLLC, David I. Cohen, Joseph F.

Downes, William F. Duhamel, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Thomas F. Steyer and Mark C. Wehrly (collectively the “Farallon Managing Members”) may each, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares owned by the Farallon Partnerships. Each of FPLLC and each of its managing members disclaim any beneficial ownership of such shares. All of the above-mentioned entities and persons disclaim group attribution.

(5)	By virtue of investment management agreements between Farallon Capital Management, L.L.C., a registered investment adviser (“FCMLLC”), and various managed accounts, FCMLLC may, for purposes of Rule 13d-3 under the Exchange Act, be deemed the beneficial owner of the 981,229 shares held, in aggregate, by such accounts and listed above. As the managing members of FCMLLC, each of the Farallon Managing Members may, for purposes of Rule 13d-3 under the Exchange Act, be deemed the beneficial owner of the shares held in such accounts managed by FCMLLC. Each of FCMLLC and each of its managing members disclaim any beneficial ownership of such shares. All of the above-mentioned entities and persons disclaim group attribution.

(6)	Includes shares held by the following trusts of which Dr. Levy serves as trustee: (i) 229,647 shares held by the Levy Family Trust and (ii) 6,705 shares held by the Polly Jean Cusumano Trust. Dr. Levy disclaims beneficial ownership of the shares owned by the Polly Jean Cusumano Trust. Includes 68,179 shares issuable upon exercise of options held by Dr. Levy, which options are exercisable within 60 days of March 31, 2003.

(7)	Includes 153,586 shares issuable upon exercise of options held by Dr. Dalla Betta, which options are exercisable within 60 days of March 31, 2003.

(8)	Includes 142,777 shares issuable upon exercise of options held by Mr. Kitchen, which options are exercisable within 60 days of March 31, 2003.

(9)	Includes 21,750 shares issuable upon exercise of options held by Dr. Mario, which options are exercisable within 60 days of March 31, 2003.

(10)	Includes 93,900 shares issuable upon exercise of options held by Mr. Riebe, which options are exercisable within 60 days of March 31, 2003. Mr. Riebe retired from the Company effective March 31, 2003.

(11)	Includes 78,832 shares issuable upon exercise of options held by Mr. Conroy, which options are exercisable within 60 days of March 31, 2003. Mr. Conroy resigned from the Company effective April 30, 2003.

(12)	Includes 45,333 shares issuable upon exercise of options held by Mr. O’Such, which options are exercisable within 60 days of March 31, 2003.

(13)	Includes 45,333 shares issuable upon exercise of options held by Mr. Urquhart, which options are exercisable within 60 days of March 31, 2003.

(14)	Includes 45,333 shares issuable upon exercise of options held by Dr. Ellis, which options are exercisable within 60 days of March 31, 2003.

(15)	Includes 25,792 shares issuable upon exercise of options held by Dr. Geraghty, which options are exercisable within 60 days of March 31, 2003.

(16)	Includes 25,083 shares issuable upon exercise of options held by Mr. Hoffen, which options are exercisable within 60 days of March 31, 2003.

(17)	Includes 15,833 shares issuable upon exercise of options held by Dr. Tierney, which options are exercisable within 60 days of March 31, 2003.

(18)	Mr. Cartwright is Chairman of the Board, Chief Executive Officer and President of Calpine Corporation, the sole shareholder of Calpine Foundation, a non-profit corporation. Mr. Cartwright’s son, Richard Cartwright, serves as the President and a Director of Calpine Foundation. Mr. Cartwright disclaims beneficial ownership of the options owned by the Calpine Foundation, of which 15,833 shares are issuable upon exercise of options, which options are exercisable within 60 days of March 31, 2003.

(19)	Includes 780,897 shares issuable upon exercise of options held by current Executive Officers and Directors, which options are exercisable within 60 days of March 31, 2003.

Board Meetings and Committees

The Board of Directors of the Company held a total of four meetings during the year ended December 31, 2002. During that same period, the Board acted seven times by unanimous written consent.

The Audit Committee held a total of five meetings during the year ended December 31, 2002. The members of the Audit Committee are Howard I. Hoffen, William B. Ellis and John A. Urquhart, three of the Company’s non-employee Directors. This Committee’s responsibilities are outlined in its written charter. All members of the Audit Committee are independent under applicable rules currently in effect.

The Compensation Committee held a total of one meeting during the year ended December 31, 2002. The members of the Compensation Committee during 2002 were Howard I. Hoffen and Ernest Mario, two of the Company’s non-employee Directors. This Committee establishes the salary and incentive compensation of the Executive Officers of the Company and the general compensation policies for all employees. Dr. Mario tendered his resignation from the Company’s Board of Directors, including the Compensation Committee, effective June 5, 2003. The Board has approved a resolution accepting Dr. Mario’s resignation effective as of June 5, 2003. John A. Urquhart, a non-employee Director, has been appointed as a member of the Compensation Committee effective June 6, 2003 to fill the vacancy created upon the resignation of Dr. Mario.

During the fiscal year ended December 31, 2002, all Directors attended 100% of the meetings of the Board of Directors and Committees upon which they serve, except Dr. Mario who attended 50% of the meetings of the Board of Directors and Mr. Cartwright who attended 75% of the Board of Directors meetings.

Compensation Committee Interlocks and Insider Participation

No Executive Officer of the Company serves as a member of the Board of Directors or on the Compensation Committee of any entity that has an Executive Officer serving as a member of the Company’s Board of Directors or Compensation Committee.

Howard I. Hoffen, who serves as a Director and a member of the Audit and Compensation Committees, is the Chairman and Chief Executive Officer of Morgan Stanley Private Equity and a Managing Director of Morgan Stanley & Co., Incorporated. Morgan Stanley Capital Partners III, Inc., which owns approximately 19% of our common stock, is entitled to certain registration rights pursuant to a Stockholder Rights Agreement with us dated December 15, 2000. In addition to the registration rights, the Stockholder Rights Agreement provides that the Morgan Stanley Equity Funds are entitled to nominate one member to our Board of Directors for so long as such funds own more than 5% of the outstanding common stock of our Company.

Director Compensation

Directors who are not officers of the Company each receive an annual retainer for their services in the amount of $20,000, plus reimbursement of expenses. In lieu of receiving the annual retainer for Mr. Cartwright’s services, Mr. Cartwright has requested that all payments be made directly to the Calpine Foundation. Directors who are employed by the Company do not receive any compensation for their Board activities. Mr. Urquhart received an additional $25,000 of compensation during 2002 for providing service to the Company under a consulting arrangement. Mr. Urquhart’s consulting arrangement with the Company expired on December 31, 2002.

During the fiscal year ended December 31, 2002, the Company’s Directors received the following option grants:

Directors	Options Granted	Exercise Price of Options Granted
Calpine Foundation, c/o Peter Cartwright(1)(3)(9)	4,000	$3.53
William B. Ellis(1)(3)	4,000	3.53
Susan F. Tierney(1)(3)	4,000	3.53
Howard I. Hoffen(1)(3)	4,000	3.53
Craig N. Kitchen(2)(4)	132,500	3.53
Craig N. Kitchen(2)(5)	11,042	3.20
Craig N. Kitchen(2)(6)	20,000	3.30
Ricardo B. Levy(1)(3)	4,000	3.53
Ricardo B. Levy(3)(7)	10,000	3.85
Ricardo B. Levy(2)(8)	30,000	3.20
Ernst Mario(1)(3)	4,000	3.53
Frederick M. O’Such(1)(3)	4,000	3.53
John A. Urquhart(1)(3)	4,000	3.53

(1)	Non-employee Directors of the Company each received options to purchase 4,000 shares of the Company’s common stock in 2002.

(2)	Options become exercisable at the rate of one-eighth of the shares subject to the option at the end of the sixth month following the date of grant and continue to vest ratably over four years from the date of grant, and expire no later than ten years from the date of grant.

(3)	Options become exercisable at the rate of one-twelfth of the shares subject to the option at the end of each month that the Director remains on the Board following the date of grant such that the options become fully vested within one year of the date of grant, and expire no later than ten years from the date of grant.

(4)	Options were granted for service as the Company’s President and Chief Executive Officer. Mr. Kitchen resigned his position as President and Chief Executive Officer on May 31, 2002. All 132,500 of these options were cancelled on May 31, 2002 with no options vested.

(5)	Options were granted for consideration of service to the Company as a Director.

(6)	Options were granted for service provided to the Company as a Director simultaneous with his change in status to a non-employee Director effective June 1, 2002.

(7)	Options were granted for his service to the Company as its representative on the Board of Directors of NovoDynamics, Inc.

(8)	Options were granted for service as the Company’s Interim President and Chief Executive Officer from June 1, 2002 to December 31, 2002.

(9)	In lieu of his receiving 4,000 options for his service as a Director, Peter Cartwright requested that the Company grant the options to the Calpine Foundation.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON

EXECUTIVE COMPENSATION

The following is the Report of the Compensation Committee of the Company, describing the compensation philosophy and rationale applicable to the compensation earned by the Company’s Executive Officers for the year ended December 31, 2002.

The Compensation Committee of the Board of Directors of the Company establishes the general compensation philosophies of the Company as well as the compensation plans and specific compensation levels for Executive

Officers. During the year ended December 31, 2002, the Compensation Committee consisted of two independent, non-employee Directors, Howard I. Hoffen and Ernest Mario.

The Company’s compensation philosophy is to provide a total compensation package that will enable the Company to attract and retain top executive talent, while emphasizing the linkage of compensation to corporate, business and individual performance.

The compensation program for the Executive Officers consists of base salary, stock options and bonus. Other benefits, such as health and welfare insurance, a defined contribution 401(k) pension plan, and an employee stock purchase plan, are also available to all eligible employees. The Compensation Committee establishes the compensation of the Chief Executive Officer and other Executive Officers based on several criteria related to competitive compensation levels, the performance of the individual and the Company’s performance.

Competitive Compensation.    In order to establish competitive compensation, a market basket of companies from combustion-related industries was created and the base salaries, bonus opportunities and stock option awards for their top executives were analyzed. The intent of the Compensation Committee is to set the total compensation for the Company’s executive officers at approximately the 50th percentile of the market basket of companies. Any such cross-company comparisons require some adjustments to reflect varying levels of specific responsibilities, complexity of the business, the business’ ultimate potential and the background and training of the officer. Such considerations set the base level of compensation, assuming an acceptable level of performance. Performance variations on an individual and business level are then applied.

Individual Performance.    Personal performance is appraised against a budget and business plan laid out at the beginning of each year. The plan includes a set of personal objectives regarding such things as budgetary control, achieving milestones in the Company’s development programs, successful execution and implementation of collaborative agreements or contracts, achieving planned revenues and other criteria. Assessment of performance in this regard determines the annual increase in base salary and also determines, in part, the level of cash bonus and long-term incentive compensation. Bonus and stock options are also affected by the Company’s performance.

Corporate Performance.    Achievement of corporate objectives, designed to enhance stockholder value, is a key factor in establishing stock option awards and bonuses. Typical corporate objectives would include sound management of all balance sheet items, appropriate balancing of new opportunities and risks and the creation of opportunities for future business activity. The bonus plan for executives is based on the achievement of a combination of financial and non-financial goals. The financial portion of the bonus is not awarded for achievement of less than 80% of the planned goal; it does, however, provide for over-achievement of the financial objectives. Overall personal performance for 2002 was also taken into consideration in the final bonus amount.

Chief Executive Officer Compensation for Year Ended December 31, 2002.    In determining the Chief Executive Officer’s compensation, a review of his role as a President and Chief Executive Officer of a public company as well as a comparison of similar positions of like companies was conducted. Mr. Kitchen’s 2002 annual salary of $265,000 was not increased from 2001. He received a bonus of $99,900 for the 2001 calendar year, which was paid to him in 2002. Additionally, he received an option award of 132,500 shares on February 7, 2002 at an exercise price of $3.53 per share. These options were cancelled on May 31, 2002 concurrently with Mr. Kitchen’s resignation of employment. Mr. Levy received an annual salary of $265,000 during his employment as Interim President and Chief Executive Officer from June 1, 2002 through December 31, 2002. Additionally, he received a bonus of $37,873 for the 2002 calendar year which was paid to him in 2003 and an option award of 30,000 shares on June 25, 2002 at an exercise price of $3.20 per share. Mr. Murry’s annual salary for 2003 was established at $250,000. He received an option award of 500,000 shares on January 7, 2003 at an exercise price of $2.77 per share. All option awards are within the Company’s general guidelines and are consistent with the 2002 performance of the Company.

The Company intends to take the necessary steps to comply with the $1 million compensation deduction limitation pursuant to Section 162(m) of the Internal Revenue Code of 1986. In addition, the non-equity-based compensation paid to the Named Executive Officers in fiscal 2002 did not exceed $1 million for any individual.

COMPENSATION COMMITTEE

Howard I. Hoffen

Ernest Mario

EXECUTIVE COMPENSATION

The following table sets forth certain summary information concerning the annual compensation received for services rendered to the Company during the fiscal years ended December 31, 2002, 2001 and 2000, by: (i) Ricardo Levy, the Company’s Interim President and Chief Executive Officer from June 1, 2002 to December 31, 2002, (ii) Craig N. Kitchen, the Company’s President and Chief Executive Officer from July 17, 2000 to May 31, 2002, and (iii) each of the other four most highly compensated named Executive Officers of the Company who were serving as Executive Officers of the Company on December 31, 2002 (collectively, the “Named Executive Officers”).

Summary Compensation Table

	Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus(7)	Securities Underlying Options(#)	All Other Compensation
Ricardo B. Levy(1)	2002	$154,583	$37,873	30,000	$4,226
Interim President and	2001	—	—	—	—
Chief Executive Officer	2000	—	—	—	—
Craig N. Kitchen(2)	2002	110,417	—	132,500	31,701
President and	2001	259,167	99,900	99,717	11,682
Chief Executive Officer	2000	106,072	50,000	75,000	105,152
Patrick T. Conroy(3)	2002	199,500	34,900	66,500	43,922
Senior Vice President,	2001	197,917	53,700	13,444	42,572
Product Management	2000	198,550	27,171	4,260	40,364
Ralph A. Dalla Betta(4)	2002	194,300	34,000	64,800	11,421
Vice President and	2001	192,750	52,300	15,091	16,069
Chief Technology Officer	2000	183,333	8,300	6,100	215,620
Dennis S. Riebe(5)	2002	187,000	32,700	62,300	9,838
Vice President and	2001	174,833	50,300	23,000	8,288
Chief Financial Officer	2000	53,202	5,000	—	315
Dominic M. Geraghty(6)	2002	168,750	29,500	85,000	105,163
Senior Vice President,	2001	—	—	—	—
Corporate Development	2000	—	—	—	—
________
(1)	Dr. Levy served as the Company’s Interim President and Chief Executive Officer from June 1, 2002 to December 31, 2002. On an annualized basis, Dr. Levy’s salary for 2002 would have been $265,000. Amounts under “All Other Compensation” include (i) contributions by the Company of $3,180 in 2002 under its 401(k) plan; and (ii) $1,046 in 2002 for life insurance premiums.

(2)	Mr. Kitchen joined the Company as President and Chief Executive Officer on July 17, 2000 and resigned effective May 31, 2002. On an annualized basis, Mr. Kitchen’s salary for 2002 and 2000 was $265,000 and $230,000, respectively. Amounts under “All Other Compensation” include (i) $4,662 in 2002 and $8,228 in 2001 contributed by the Company under its 401(k) plan and $2,108 in 2000 contributed by the Company under the Catalytica, Inc. 401(k) plan; (ii) $400 in 2002, $935 in 2001 and $44 in 2000 in life insurance premiums;

(iii) $2,519 in 2001 of imputed income; (iv) $21,762 in 2002 paid in respect of accrued vacation time; (v) $4,877 in 2002 of stock option based compensation; and (vi) a sign-on bonus of $103,000 in 2000.

(3)	Amounts under “All Other Compensation” include (i) contributions by the Company of $11,617 in 2002 and $9,520 in 2001 under its 401(k) plan and $9,520 in 2000 under the Catalytica, Inc. 401(k) plan; (ii) $1,286 in 2002, $935 in 2001 and $44 in 2000 for life insurance premiums; (iii) $800 in 2000 for medical insurance reimbursement; (iv) $7,840 in 2002 in relocation costs; and (v) $23,179 in 2002, $32,117 in 2001 and $30,000 in 2000 for forgiveness of principal and interest on a loan to Mr. Conroy.

(4)	Amounts under “All Other Compensation” include (i) contributions by the Company of $6,740 in 2002, $9,520 in 2001 under its 401(k) plan, and $9,520 in 2000 under the Catalytica Inc. 401(k) plan; (ii) $1,246 in 2002, $1,234 in 2001 and $98 in 2000 for life insurance premiums; (iii) contributions by the Company of $3,435 in 2002, $5,315 in 2001 and $8,482 in 2000 to the Company’s Supplemental Severance Benefit Plan; and (iv) $197,520 in 2000 paid by Catalytica, Inc. in connection with the merger of Catalytica, Inc. with DSM Pharmaceuticals, Inc. in December 2000.

(5)	Mr. Riebe joined the Company as Chief Financial Officer on September 6, 2000. On an annualized basis, Mr. Riebe’s salary for 2000 was $165,000. Amounts under “All Other Compensation” include (i) contributions by the Company of $7,213 in 2002 and $6,120 in 2001 under its 401(k) plan; (ii) $1,825 in 2002, $1,095 in 2001 and $42 in 2000 for life insurance premiums; (iii) $800 in 2002 and $800 in 2001 in medical reimbursements; and (iv) $273 in 2001 of imputed income.

(6)	Dr. Geraghty joined the Company as Senior Vice President, Corporate Development on April 1, 2002. On an annualized basis, Dr. Geraghty’s salary for 2002 was $225,000. Amounts under “All Other Compensation” include (i) contributions by the Company of $4,050 in 2002 under its 401(k) plan; (ii) $1,113 in 2002 for life insurance premiums; and (iii) a sign-on bonus of $100,000 in 2002.

(7)	Includes bonuses accrued in the year of service whether paid during the year of service or thereafter.

Option Grants in Last Fiscal Year

The following table sets forth the stock options granted during the fiscal year ended December 31, 2002 to each of the Named Executive Officers:

	Individual Grants(1)
	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year(2)	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name					5%	10%
Ricardo B. Levy	30,000	3.4%	$3.20	6/25/2012	$60,374	$152,999
Craig N. Kitchen	33,855	3.9	3.53	2/7/2012	75,158	190,465
	98,645	11.3	3.53	2/7/2012	218,992	554,968
Patrick T. Conroy	39,386	4.5	3.53	2/7/2012	87,437	221,582
	27,114	3.1	3.53	2/7/2012	60,193	152,541
Ralph A. Dalla Betta	44,189	5.1	3.53	2/7/2012	98,099	248,603
	20,611	2.4	3.53	2/7/2012	45,756	115,956
Dennis S. Riebe	32,558	3.7	3.53	2/7/2012	72,279	183,168
	29,742	3.4	3.53	2/7/2012	66,027	167,326
Dominic M. Geraghty	85,000	9.7	3.55	4/1/2012	189,769	480,912

(1)	These options were granted under the Company’s 1995 Stock Option Plan, as amended (the “1995 Plan”). Options granted under the 1995 Plan generally have a ten-year term. Generally, 12.5% of the grant becomes exercisable six months after the date of grant. The balance of the grant then vests monthly, with full exercisability occurring on the fourth anniversary date of the grant. The per share exercise price is based on the fair market value of the Company’s common stock as determined by the Board of Directors, which is the Nasdaq closing price for the Company’s common stock on the date of grant. Unless otherwise determined by the Board of Directors, the 1995 Plan provides for the automatic acceleration of vesting of all outstanding options (such that they become exercisable in full) in the event of a “Change in Control,” as defined in the 1995 Plan.

(2)	Based on options to purchase an aggregate of 874,550 shares granted to employees during 2002.

(3)	Potential realizable value is based on an assumption that the stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. These numbers are calculated based on the requirements promulgated by the SEC and do not reflect the Company’s estimate of future stock price.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Values

The following table sets forth for each of the Named Executive Officers information with respect to stock options exercised during the fiscal year ended December 31, 2002 and stock options held at December 31, 2002:

	Shares Acquired on Exercise(#)	Value Realized(1)	Number of Securities Underlying Unexercised Options at Fiscal Year End(#)		Value of Unexercised In- the-Money Options at Fiscal Year End(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Ricardo B. Levy	—	$—	55,239	40,800	$—	$—
Craig N. Kitchen	—	—	110,194	95,565	—	—
Patrick T. Conroy	—	—	67,820	60,534	10,400	—
Ralph A. Dalla Betta	—	—	142,236	60,405	59,000	—
Dennis S. Riebe	—	—	10,663	74,637	—	—
Dominic M. Geraghty	—	—	15,167	70,833	—	—

(1)	Market value of underlying securities on the exercise date minus the exercise price.

(2)	Market value of underlying securities at December 31, 2002 minus the exercise price.

TRANSACTIONS WITH MANAGEMENT

The Company has entered into Change of Control Severance Agreements with the following Executive Officers: Patrick T. Conroy, Ralph A. Dalla Betta, Dominic M. Geraghty, Michael J. Murry and Robert W. Zack. The Change of Control Severance Agreements provide for the following benefits in the event an officer is involuntarily terminated (as defined in the Change of Control Severance Agreements): (1) 200% of the officer’s annual compensation plus a pro rata payment of his projected bonus, (2) continued employee benefits for up to two years from the date of an involuntary termination and (3) accelerated vesting of all of the officer’s options.

All of our officers have agreements with us whereby they will receive certain guaranteed severance payments in the event of termination other than for a Change in Control (as defined in the respective agreements).

In September 1997, the Company’s joint venture, GENXON Power Systems, LLC, loaned Mr. Conroy $150,000 for the purchase of real property as a primary residence in northern California. Mr. Conroy’s loan was forgivable at the rate of 20% per year, or in monthly installments of $2,500, while Mr. Conroy was employed by the Company. As of September 30, 2002, the loan was forgiven in its entirety pursuant to the loan agreement.

Dr. Levy and Mr. O’Such have personal investments in NovoDynamics, Inc., which constitute less than 1% of its outstanding equity. Dr. Levy also serves as a Director of NovoDynamics, Inc. The Company owns approximately 34% of NovoDynamics’ outstanding equity.

See also “Compensation Committee Interlocks and Insider Participation.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Executive Officers, Directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”) and the National Association of Securities Dealers, Inc.

Executive Officers, Directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representation from certain reporting persons, the Company believes that, during fiscal year 2002, all reporting persons complied with Section 16(a) filing requirements applicable to them.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Proposal

The Company has selected Ernst & Young LLP as the Company’s independent accountants to audit the financial statements of the Company for the fiscal year ending December 31, 2003. Ernst & Young LLP has audited the Company’s financial statements since the fiscal year ended December 31, 1995. A representative of Ernst & Young LLP is expected to be available at the 2003 Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR THE 2003 FISCAL YEAR. In the event that a majority of the votes cast at the meeting are cast against such ratification, the Board of Directors will reconsider its selection.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors (the “Audit Committee”) consists of three non-employee Directors, Howard I. Hoffen, William B. Ellis and John A. Urquhart each of whom has been determined to be independent under applicable rules currently in effect. The Audit Committee operates under a written charter adopted by the Board of Directors. Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon. Pursuant to its charter, the Audit Committee monitors and oversees these processes.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.”

The Committee discussed with the independent auditors that firm’s independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining the auditors’ independence.

Based on the Audit Committee’s review and discussion with management and the independent auditors, and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s independent auditors.

AUDIT COMMITTEE

Howard I. Hoffen

William B. Ellis

John A. Urquhart

FEES BILLED TO THE COMPANY BY INDEPENDENT PUBLIC ACCOUNTANTS

The following is a summary of the fees paid by the Company for the services of Ernst & Young LLP in 2002 and 2001.

	Audit Fees	Audit-Related Fees	Tax Fees	Financial Information Systems Design and Implementation Fees	All Other Fees(1)
2002	$328,350	$—	$18,190	$—	$7,670
2001	306,600	—	18,480	—	499,168

(1)	Primarily consists of fees associated with a follow-on offering of the Company’s common stock in August 2001.

The Audit Committee has considered and determined that the fees paid to Ernst & Young LLP for non-audit-related services is compatible with maintaining Ernst &Young’s independence.

PERFORMANCE GRAPH

The graph below compares the cumulative total return to stockholders, calculated on a dividend-reinvested basis, at the effective date of Catalytica Energy’s spin-off from Catalytica, Inc. on December 18, 2000, December 31, 2000, December 31, 2001, and December 31, 2002 to the cumulative total return over such period of (i) the Nasdaq Composite Index and (ii) the Raymond James Energy Technology Index. The graph assumes that $100 was invested on December 18, 2000 in the Company’s common stock, the Nasdaq Composite Index, and in the Raymond James Energy Technology Index.

Data Points(1)	12/18/2000	12/31/2000	12/31/2001	12/31/2002

Catalytica Energy Systems, Inc.	$13.75	$17.25	$4.57	$2.76
Nasdaq Composite Index	2,624.52	2,470.52	1,950.40	1,335.50
Raymond James Energy Technology Index(3)	2,392.82	2,469.59	1,077.10	404.57

Conversion to Index Point(2)	12/18/2000	12/31/2000	12/31/2001	12/31/2002

Catalytica Energy Systems, Inc.	100	125	33	20
Nasdaq Composite Index	100	94	74	51
Raymond James Energy Technology Index(3)	100	103	45	17

(1)	Stock closing price.
(2)	Index Point = Data Point/Baseline X 100.
(3)	A market-weighted index of U.S. and Canadian alternative energy companies, calculated daily.

OTHER MATTERS

The Company does not currently intend to bring before the 2003 Annual Meeting any matters other than those set forth herein, and has no present knowledge that any other matters will or may be brought before the meeting by others. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the Proxies in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Sincerely,

Michael J. Murry

President, Chief Executive Officer and Director

April 30, 2003

Gilbert, Arizona

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

CATALYTICA ENERGY SYSTEMS, INC.

2003 ANNUAL MEETING OF STOCKHOLDERS

June 6, 2003

The undersigned stockholder of Catalytica Energy Systems, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2003, and hereby appoints Michael J. Murry and Robert W. Zack, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2003 Annual Meeting of Stockholders of Catalytica Energy Systems, Inc., to be held on Friday, June 6, 2003, at 10:00 a.m., local time, at Catalytica Energy Systems, Inc., 1388 North Tech Boulevard, Gilbert, Arizona 85233 and at any postponement(s) or adjournment(s) thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side and, in their discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE ELECTION OF CLASS III DIRECTORS, (2) FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS AND (3) AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

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COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON THE REVERSE SIDE

(Continued and to be signed on reverse side)

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(FOLD AND DETACH HERE)

ANNUAL MEETING OF STOCKHOLDERS

Friday, June 6, 2003

10:00 a.m. at Catalytica Energy Systems, Inc.

1388 North Tech Boulevard, Gilbert, Arizona 85233.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” EACH OF THE FOLLOWING PROPOSALS.

Please Mark your votes as indicated in this example [X]

1. ELECTION OF DIRECTORS

	FOR	WITHHOLD
01 Michael J. Murry	[_]	[_]
02 Frederick M. O’Such	[_]	[_]
03 John A. Urquhart	[_]	[_]

2. Proposal to ratify the appointment of Ernst & Young LLP as the independent accountants of the Company for the fiscal year ending December 31, 2003.	FOR [_]	AGAINST [_]	ABSTAIN [_]

I PLAN TO ATTEND THE MEETING	[_]

COMMENTS/ADDRESS CHANGE	[_]	Please mark this if you have written comments/address on the reverse side

Signature                                                                  Signature                                                            Date

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

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(FOLD AND DETACH HERE)